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                                                                   EXHIBIT 3.1



                     ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                   AMERICAN INDUSTRIAL PROPERTIES REIT, INC.


THIS IS TO CERTIFY THAT:

         FIRST: American Industrial Properties, Inc., with its principal office in the State of Maryland and its registered agent as set forth in Articles IV and V, respectively, of these Articles of Amendment and Restatement, desires to amend and restate its Articles of Incorporation and hereby certifies that the Articles of Incorporation of the Corporation, filed with the Department of Assessments and Taxation on January 12, 1994, are hereby amended and restated as set forth in these Articles of Amendment and Restatement.

         SECOND: The following provisions are all of the provisions of this Charter currently in effect as hereinafter amended.

                                   ARTICLE I

                                 INCORPORATION

         The undersigned, Audrey T. Andrews, whose office address is 2200 Ross Avenue, Suite 900, Dallas, Texas 75201, being at least eighteen (18) years of age, does hereby form a corporation (the "Corporation") under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

         The name of the Corporation is American Industrial Properties REIT,
Inc.

                                  ARTICLE III

                                    PURPOSES

         3.1 General Purpose. The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland or elsewhere, is to engage in any lawful act or activity for which corporations may be formed under the Maryland General Corporation Law, as amended from time to time (the "MGCL").

         3.2 REIT Purpose. Without limiting the generality of the foregoing purpose, business and objects, at such time or times as the Board of Directors of the Corporation (the "Board of Directors") determines that it is in the interests of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust (as that phrase is defined in the Internal Revenue Code of 1986, as amended (the "Code")), the purpose of the Corporation shall include engaging in the business
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of a real estate investment trust ("REIT"). This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

                                   ARTICLE IV

                            PRINCIPAL OFFICE ADDRESS

         The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE V

                                 RESIDENT AGENT

         The Resident Agent of the Corporation is The Corporation Trust Incorporated, whose address is 32 South Street, Baltimore, Maryland 21202. Said Resident Agent is a Maryland corporation.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

         6.1 Number of Directors. The Corporation shall have a Board of Directors consisting of three (3) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation, but shall not be less than the number required by Section 2-402 of the MGCL. The following individuals shall act as Directors until the first annual meeting of the stockholders of the Corporation or until their successors are duly elected and qualified:

                                 W. H. Bricker
                                 Raymond A. Hay
                               Charles W. Wolcott

         6.2 Classification of Directors. The Board of Directors of the Corporation shall be divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of one class of Directors shall expire each year. The initial term of office of the first class shall expire at the 1995 annual meeting of stockholders. The initial term of office of the second class shall expire at the 1996 annual meeting of stockholders. The initial term of office of the third class shall expire at the 1997 annual meeting of stockholders. Commencing with the 1995 annual meeting of stockholders, the Directors of the class elected at each annual meeting of stockholders shall hold office for a term of three years. Vacancies occurring by resignation, enlargement of the Board of Directors or otherwise shall be filled as specified in the Bylaws of the Corporation.




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                                  ARTICLE VII

                     AUTHORIZED CAPITAL STOCK; RIGHTS AND
                         PREFERENCES; ISSUANCE OF STOCK

         7.1 Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the "Stock") is sixty million (60,000,000) shares, consisting of (i) fifty million (50,000,000) shares of common stock, par value $.01 per share ("Common Stock") (or shares of one or more classes of "Excess Common Stock" as provided in Section 9.5); and (ii) ten million (10,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock") (or one or more classes of "Excess Preferred Stock" as provided in Section 9.5). Excess Common Stock and Excess Preferred Stock shall be collectively referred to herein as "Excess Stock." The aggregate par value of all the shares of all classes of stock is $600,000.


         7.2     Common Stock.

                 7.2.1 Dividend Rights. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

                 7.2.2 Rights Upon Liquidation. Subject to the rights of the holders of any shares of any series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Common Stock as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding.

                 7.2.3 Voting Rights. The holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote, at all meetings of stockholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholder.


         7.3 Preferred Stock. The Board of Directors may issue the Preferred Stock in such one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

         7.4 Classification of Stock. The Board of Directors may classify or reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms





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and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or unissued shares of Preferred Stock to shares of Common Stock or the issuance of any rights plan or similar plan.

         7.5 Issuance of Stock. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, or share splits or share dividends for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or share dividend), and without any action by the stockholders, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

         7.6 Stock Legend. All certificates representing shares of Stock issued by the Corporation shall bear a legend referencing the restrictions on ownership and transfer set forth in this Charter.

                                  ARTICLE VIII

                        LIMITATION ON PREEMPTIVE RIGHTS

         No stockholder shall have any preferential or preemptive right to acquire additional shares of Stock, except to the extent that, and on such terms as, the Board of Directors from time to time may determine in its sole discretion.

                                   ARTICLE IX

                     LIMITATIONS ON TRANSFER AND OWNERSHIP

         9.1 Limitations on Transfer. The shares of Stock (other than Excess Stock) shall be freely transferable by the record owner thereof, subject to the provisions of Section 9.2 hereof and provided that any purported acquisition or transfer of Stock that would result in (a) the Common Stock being owned directly or indirectly by fewer than 100 persons (determined without reference to the rules of attribution under Section 544 of the Code) or
(b) the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio. Subject to the provisions of Section 9.5 hereof, any purported transfer of Stock that, if effective, would result in a violation of Section 9.2 hereof (unless excepted from the application of such Section 9.2 pursuant to Section 9.6 hereof) shall be void ab initio as to the transfer of that number of shares of Stock that would otherwise be beneficially owned by a stockholder in violation of Section 9.2 hereof, the intended transferee of such shares shall acquire no rights therein and the transfer of such shares will not be reflected on the Corporation's stock record books. For purposes of this Article IX, a "transfer" of shares of Stock shall mean any sale, transfer, gift, hypothecation, pledge, assignment or other disposition, whether voluntary or involuntary, by operation of law or otherwise.

         9.2 Limitations on Ownership. Commencing on the date of the exchange of shares of Common Stock pursuant to the Corporation's first effective registration statement on Form





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S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Effective Date"), or such earlier time as the Board of Directors may determine, except as provided by Section 9.6 hereof, no person shall at any time directly or indirectly acquire or hold beneficial ownership of shares of Stock with an aggregate value in excess of 9.8% of the aggregate value of all outstanding Stock (the "Ownership Limit").

                 For purposes of this Article IX, (a) the value of any share of Stock shall be reasonably determined in the manner established by the Board of Directors and (b) a person (which includes natural persons, corporations, trusts, partnerships and other entities) shall be deemed to be the beneficial owner of the Stock that such person (i) actually owns, (ii) constructively owns after applying the rules of Section 544 of the Code, as modified in the case of a REIT by Section 856(h) of the Code, and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Stock, if any.

         9.3 Stockholder Information. Each stockholder shall, upon demand of the Corporation, disclose to the Corporation in writing such information with respect to his or its direct and indirect beneficial ownership of the Stock as the Board of Directors in its discretion deems necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder (the "REIT Provisions") and to comply with the requirements of any taxing authority or governmental agency. All persons who have acquired or who hold, directly or indirectly, beneficial ownership of shares of Stock with an aggregate value in excess of 9.8% of the aggregate value of all outstanding Stock must disclose in writing such ownership information to the Corporation no later than January 31 of each year.

         9.4 Transferee Information. No later than the 50th day prior to any transfer which, if effected, would result in the intended transferee owning shares in excess of the Ownership Limit, the intended transferee shall provide to the Board if Directors an affidavit setting forth the number of shares of Stock already beneficially owned by such intended transferee. In addition, whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each stockholder setting forth the number of shares of Stock beneficially owned by such stockholder. Subject to the terms of Section 9.10 hereof, if, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit the transfer of such Stock to the proposed transferee. All contracts for the sale or other transfer of stock shall be subject to this Section 9.4.

         9.5     Excess Stock.

                 9.5.1 Creation of Excess Stock. If, notwithstanding the other provisions contained in this Article IX, at any time after the Effective Date there is a purported transfer of Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to subsection 9.5.7 hereof) such that any person would beneficially own Stock in excess of the Ownership Limit then, except as otherwise





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         provided in Section 9.6 hereof, such shares of Stock in excess of the
         Ownership Limit (rounded up to the nearest whole share), shall be automatically deemed an equal number of shares of Excess Stock.

                 9.5.2 Ownership in Trust. Upon any purported transfer of Stock that results in Excess Stock pursuant to subsection 9.5.1 hereof, such Excess Stock shall be deemed to have been transferred to the Corporation, as trustee of a separate trust for the exclusive benefit of the person or persons to whom such Excess Stock can ultimately be transferred without violating the Ownership Limit. Shares of Excess Stock so held in trust shall be issued and outstanding Stock of the Corporation under the MGCL. The purported transferee of Excess Stock shall have no rights in such Excess Stock, except the right to designate a transferee of its interest in the trust created under this subsection 9.5.2 upon the terms specified in subsection 9.5.6 hereof. If any of the restrictions on transfer set forth in this Article IX are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Corporation.

                 9.5.3 Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Stock have been deemed Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as voidab initio with respect to such shares of Excess Stock.

                 9.5.4 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of shares of Excess Common Stock as the number of shares of Excess Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding.
         In the event of any voluntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Preferred Stock shall be entitled to receive the pro rata share of the assets of the Corporation available for distribution to the holders of Preferred Stock of the series from which such Excess Stock was created. The Corporation, as the holder of all Excess Stock in one or more trusts, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to each transferee of an interest in such a trust pursuant to subsection 9.5.6 hereof, when determined, any assets received in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation in respect of the Excess Stock held in such trust and represented by the trust interest transferred to such transferee.





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                 9.5.5  Voting Rights.  No stockholder may vote any shares of
         Excess Stock. The shares of Excess Stock will not be considered for purposes of any stockholder vote or for purposes of determining a quorum for such a vote.

                 9.5.6 Restrictions on Transfer. Excess Stock shall not be transferable. The purported transferee of any shares of Stock that are deemed Excess Stock pursuant to subsection 9.5.1 hereof (the "Initial Transferee") may freely designate a transferee (the "Subsequent Transferee") of the interest in the trust that represents such shares of Excess Stock, if (a) the shares of Excess Stock held in the trust and represented by the trust interest to be transferred would not be Excess Stock in the hands of the Subsequent Transferee, and (b) the Initial Transferee does not receive a price for the trust interest in excess of (i) the price the Initial Transferee paid for the Stock in the purported transfer of Stock that resulted in the Excess Stock represented by the trust interest or (ii) if the Initial Transferee did not give value for such Stock (e.g., the shares were received through a gift, devise or other transaction), a price equal to the aggregate Market Price (as defined in subsection 9.5.7 hereof) for all shares of the Stock that were deemed Excess Stock on the date of the purported transfer that resulted in the Excess Stock. No interest in a trust may be transferred unless the Initial Transferee of such interest has given advance written notice to the Corporation of the designation of the Subsequent Transferee. Upon the transfer of an interest in a trust in compliance with this subsection 9.5.6, the corresponding shares of Excess Stock that are represented by the transferred interest in the trust shall be automatically deemed an equal number of shares of Stock of the same class and series from which the corresponding shares of Excess Stock were originally created, such shares of Stock shall be transferred of record to the Subsequent Transferee, and the interest in the trust representing such Excess Stock shall automatically terminate.

                 9.5.7 Corporation's Redemption Right. All shares of Excess Stock shall be deemed to have been offered by the Initial Transferee for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share of Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price per share of such Stock at the time of such devise or gift) or (b) the Market Price per share of Stock of the class of Stock for which such Excess Stock was created on the date the Corporation or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period ending on the earlier of (i) ninety (90) days after (a) the date of the purported transfer that resulted in such Excess Stock if the Initial Transferee notified the Corporation of such purported transfer within ten (10) days thereof or (b) the date on which the Board of Directors determines in good faith that the purported transfer resulting in Excess Stock occurred if the Corporation was not notified of the purported transfer by the Initial Transferee and (ii) the date on which the Initial Transferee gives notice of its intent to transfer its trust interest to a Subsequent Transferee. For purposes of this
         Article IX, "Market Price" means for any share of Stock, the average daily per share closing sales price of a share of such Stock if shares of such Stock are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ NMS"), and if such shares are not so listed or quoted, the Market Price





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         shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30 calendar day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or on the NASDAQ NMS and no published bid and asked quotations with respect to shares of such Stock during such 30 calendar day period, the Market Price shall be the price determined by the Board of Directors in good faith. Payment of all of the amount determined as the redemption payment for Stock redeemed in accordance with this subsection 9.5.7 shall be made within 30 days of the date on which the Corporation shall have notified the Initial Transferee in writing of the Corporation's intent to exercise its redemption rights. No interest shall accrue on any redemption payment with respect to the period subsequent to the redemption date to the date of the redemption payment. Notwithstanding anything in this subsection 9.5.7 to the contrary, the Corporation's redemption rights with respect to any Excess Stock shall terminate upon any transfer of the trust interest relating thereto to a Subsequent Transferee.

         9.6 Exceptions to Certain Ownership and Transfer Limitations. The Ownership Limit set forth in Section 9.2 hereof shall not apply to the following shares of Stock and such shares shall not be deemed to be Excess Stock at the times and subject to the terms and conditions set forth in this
Section 9.6:

                 9.6.1 Exemption by Board of Directors. Subject to the provisions of Section 9.7 hereof, shares of Stock which the Board of Directors in its sole discretion may exempt from the Ownership Limit while owned by a person who has provided the Corporation with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT would not be jeopardized thereby.

                 9.6.2 Stock Held by Underwriters. Subject to the provisions of Section 9.7 hereof, shares of Stock acquired and held by an underwriter in a public offering of Stock, or in any transaction involving the issuance of Stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such Stock will make a timely distribution of such Stock to or among other holders such that, at all times prior to and following such distribution, the Corporation will continue to be in compliance with the REIT Provisions.

                 9.6.3 Shares Issued to Texas REIT. Shares of Stock issued by the Corporation to American Industrial Properties REIT, a Texas real estate investment trust (the "Texas REIT").

         9.7 Authority to Revoke Exceptions to Limitations. The Board of Directors, in its sole discretion, may at any time revoke any exception pursuant to subsection 9.6.1 or 9.6.2 hereof in the case of any stockholder, and upon such revocation, the provisions of Sections 9.2 and 9.5 hereof shall immediately become applicable to such stockholder and all Stock of which such stockholder may be the beneficial owner. A decision to exempt or refuse to exempt from the Ownership Limit the ownership of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors in its sole discretion,





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based on any reason whatsoever, including, but not limited to, the preservation of the Corporation's qualification as a REIT.

         9.8 Severability. If any provision of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions of this Article IX shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article IX may be inconsistent with any other provision of this Charter, this Article IX shall be controlling.

         9.9 Authority of the Board of Directors. Subject to Section 9.10 hereof, nothing contained in this Article IX or in any other provisions of this Charter shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions, provided that no such action may be taken to amend or delete Section 9.10 hereof. In applying the provisions of this
Article IX, the Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Excess Stock, beneficial ownership and related matters as conservatively as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT. Notwithstanding any other provisions of this Charter, if the Board of Directors determines that it is no longer in the best interests of the Corporation and the stockholders to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

         9.10 New York Stock Exchange. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

                                   ARTICLE X

                       RIGHTS AND POWERS OF CORPORATION,
                        BOARD OF DIRECTORS AND OFFICERS

         In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to a corporation by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

         10.1 Certain Contracts. Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any Director or officer may be a director or officer or in which any Director or officer may be interested as





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the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that
(a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that authorized, approved or ratified such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested Director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any Director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

         10.2 Charter Amendments. The Corporation reserves the right, from time to time, to make any amendment of this Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in this Charter, of any outstanding Stock.

         10.3 Powers of Board of Directors. Except as otherwise provided in this Charter or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except only for those that are by law, this Charter or the Bylaws of the Corporation, conferred upon or reserved to the stockholders. Additionally, the Board of Directors is hereby specifically authorized and empowered from time to time in its discretion:

                 10.3.1 Borrowing Money and Issuance of Indebtedness. To borrow and raise money, without limit and upon any terms for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption, or guaranty of bonds, debentures, notes or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets and goodwill of the Corporation then owned or thereafter acquired.

                 10.3.2 Bylaws. To make, alter, amend, change, add to or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws adopted by the Board of Directors pursuant to Section 2-109 of the MGCL.





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                 10.3.3  Dividends.  To the extent permitted by law, to declare and pay dividends or other distributions to the stockholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any stockholder.

         10.4 Stockholder Vote Required. Notwithstanding any provision of law requiring the authorizing of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes of Stock outstanding and entitled to vote thereon, except as otherwise provided in this Charter.

                                   ARTICLE XI

                                INDEMNIFICATION

         The Corporation shall indemnify (a) its Directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advancement of expenses and to the fullest extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE XII

                            LIMITATION OF LIABILITY

         To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or officer shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment or the repeal of this Article XII, nor the adoption of any other provision in this Charter inconsistent with this Article XII, shall eliminate or reduce the protection afforded by this Article XII to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article XII would have accrued or arisen, prior to such amendment, repeal or adoption.

                                  ARTICLE XIII

                          SPECIAL VOTING REQUIREMENTS

         Pursuant to Section 3-603(e)(1)(iii) of the MGCL, the Corporation expressly elects not to be governed by the provisions of Section 3-602 of the MGCL with respect to any business combination (as defined in Section 3-601 of the MGCL) involving the Texas REIT, or any present or future affiliates or associates (as such terms are defined in Section 3-601 of the MGCL) of the Texas REIT.

         The provisions of Title 3, Subtitle 7 of the MGCL shall not apply to the voting rights of Stock presently or in the future owned or acquired by the Texas REIT or any present or future affiliates or associates (as such terms are defined in Section 3-601 of the MGCL) of the Texas REIT.

                                  ARTICLE XIV

                                    DURATION

         The duration of the Corporation shall be perpetual.

                                   ARTICLE XV

                        INDEMNIFICATION OF INCORPORATOR

         The Corporation shall indemnify and hold the undersigned incorporator of the Corporation harmless from and against any and all loss, cost, damage, expense (including, without limitation, attorneys' fees and expenses) for liability caused by, resulting from or arising out of any action taken or authorized by the incorporator of the Corporation in respect of the incorporation and organization of the Corporation in what she deemed to be in or not opposed to the best interests of the Corporation.



         THIRD: The amendment to and restatement of the Charter of the Corporation as hereinabove set forth has been duly authorized and approved by a majority of the Board of Directors and approved by the sole stockholder of the Corporation as required by law.

         FOURTH: The number of directors of the Corporation is three, and the names of the directors currently in office are W.H. Bricker, Raymond A. Hay and Charles W. Wolcott.

         FIFTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is set forth in Article VII of these Articles of Amendment and Restatement.

         (b) The total number of shares of stock of all classes of the Corporation and the number and par value of the shares of each class are not amended by the foregoing amendment and restatement of the Charter.

         (c) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption are not amended by the foregoing amendment and restatement of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of February, 1994.


                                      AMERICAN INDUSTRIAL PROPERTIES REIT, INC.


                                      /s/ CHARLES W. WOLCOTT

                                      ________________________________________
                                      Charles W. Wolcott
                                      President and Chief Executive Officer



Attest:


/s/ DAVID B. WARNER

______________________________________
David B. Warner, Secretary



         The undersigned President acknowledges the foregoing Articles of Amendment and Restatement to be the act of American Industrial Properties, Inc., and as to all matters or facts to be verified under oath, the undersigned acknowledges to the best of his knowledge, information and belief, these matters and facts, including those with respect to the authorization and approval of the Articles of Amendment and Restatement, are true in all material respects and that this statement is made under penalties of perjury.


                                      AMERICAN INDUSTRIAL PROPERTIES REIT, INC.


                                      /s/ CHARLES W. WOLCOTT

                                      ________________________________________
                                      Charles W. Wolcott
                                      President and Chief Executive Officer




106678





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